EXHIBIT 99.3



                             AGREEMENT


THIS AGREEMENT is made effective the 31st day of May, 2008 by and between Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Mark A. Smith ('MAS').

WHEREAS MAS owns certain debt obligations of Bion;

WHEREAS Bion owes MAS certain amounts of deferred compensation pursuant to prior agreements;

WHEREAS MAS has been issued/granted certain warrants and options which remain outstanding;

WHEREAS Bion desires that the services of MAS to the Bion Companies continue for an extended period of time on the terms and conditions set forth in this Agreement;

AND WHEREAS MAS desires to provide to the Bion Companies his services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Bion does hereby agree to engage/employ MAS upon the terms and conditions set forth in the following paragraphs:

     1) Term:

a)     Existing Term:

The Existing Term of MAS's services to the Bion Companies as an employee pursuant to the agreement of 2007 ('2007 Agreement') runs through December 31, 2008 ('Existing Term') during which Existing Term MAS's services to the Bion Companies shall be the primary employment of MAS as set forth in the following provisions:


          i) MAS shall provide his services to the Bion Companies as an employee of Bion.

          ii) During the Existing Term, MAS shall continue to serve as Director, President and General Counsel of Bion (and each of the Bion Companies), which positions may be altered as the Bion Companies engage/hire additional senior management personnel and

          iii) Bion and MAS will endeavor to hire replacements for MAS on or before September 30, 2008 so that an appropriate transition may take place on or before March 31, 2009.

b)     Extended Term:

MAS shall continue his service to Bion through 2009; with a target date commencing January 1, 2009, but no later than March 31, 2009, MAS shall no longer hold his corporate positions with Bion but shall continue to be available to Bion on an 'as needed' consulting basis (not more than 1/2 time) through calendar year 2009 for the same monthly 'cash' compensation he currently receives pursuant to the 2007 Agreement which shall continue in full force and effect as to such provisions.

     2)     2007 Series A Notes and Deferred Compensation.

a) MAS agrees, effective May 31, 2008, to exchange his 2007 Series A Convertible Note (principal and interest of $162,459.92 at said date) into 81,230 shares of Bion's restricted common stock at a price of $2.00 per share. See Exhibit A hereto.

b) As to compensation due MAS from Bion through June 30, 2008 (including accrued deferred compensation) totaling $179,280 owed to MAS by Bion, MAS agrees to accept 89,640 shares of Bion's restricted common stock at a price of $2.00 per share. Appropriate withholding taxes, etc. shall be paid by Bion and netted against sums accrued by MAS commencing July 1, 2008. See Exhibit A hereto.

c) Bion shall continue to reimburse MAS for expenses, including health insurance premiums for his family, on a regular basis as prior to this extension.

d) Bion shall purchase, or reimburse MAS for the expense of, health insurance through a date 6 months after the end of the Extended Term ends on December 31, 2009.

e) Bion shall pay MAS a bonus of $16,000 which bonus shall be utilized by MAS to purchase 80,000 warrants to purchase Bion common stock at an exercise price of $2.50 per share until July 1, 2012 at a purchase price of $.20 per warrant.

     3)     Warrants and Options:

a)     Bion shall grant MAS 70,000 options pursuant to its 2006
Consolidated Incentive Plan ('Plan') which options shall be exercisable at $2.50 per share until December 31, 2013 and which options shall immediately vest;

b) Once a replacement for MAS has been hired, the Company shall grant MAS such bonuses as the Board deems appropriate in light of MAS's service to Bion since 1992, which bonuses may consist of cash, common stock, contingent stock bonuses and/or options pursuant to its Plan, warrants and/or other securities of the Company.

c) Bion agrees to file (and process to effectiveness) a registration statement for the shares underlying exercise of the warrants originally issued to MAS for the benefit of MAS (and his donees) at Bion's sole expense within 30 days after written request by MAS at any date after January 15, 2009

d) Bion agrees to extend existing Class SVMAS-1 and SVMAS-2 warrants originally issued to MAS (and now owned by his donees) to December 31, 2011.

e) Bion agrees to extend the term of outstanding options granted to MAS pursuant to Bion's 2006 Consolidated Incentive Plan which expire prior to January 15, 2012 until January 15, 2012; additionally, Bion hereby waives any provisions in the Plan and all option grants to MAS under the Plan which would shorten the term of such options/bonuses due to the termination of MAS's employment and/or consulting services to Bion.


     4)     Confidentiality/Proprietary Information:

MAS will abide by the terms and provisions of existing confidentiality/proprietary information agreements and shall execute and abide by the terms and provisions of any additional
Confidentiality/Proprietary Information Agreement reasonably requested by Bion.


     5)     Miscellaneous:

a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f) This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


Bion Environmental Technologies, Inc.

By: ____________________________


  ___________________________
            Mark A. Smith